MUTUAL SERVICES AGREEMENT
This MUTUAL SERVICES AGREEMENT (this “Agreement”) is made as of November 29, 2016 (the “Effective Date”) by and among AgroFresh Solutions, Inc., a Delaware corporation (together with each of its wholly-owned and majority-owned direct or indirect subsidiaries, “AgroFresh”), RipeLocker LLC, a Washington limited liability company (“RipeLocker”), and George Lobisser, a resident of the State of Washington (“Consultant”).
AgroFresh is investing in RipeLocker, pursuant to a Limited Liability Company Interest Purchase Agreement, dated the date hereof (the “Subscription Agreement”). In connection with such investment, RipeLocker desires to procure, and AgroFresh is willing to provide, certain technical support to RipeLocker, and AgroFresh desires to procure, and Consultant (the co-founder, chief executive officer and a principal owner of RipeLocker) is willing to provide, certain consulting services to AgroFresh, all subject to the terms and conditions, and as set forth in more detail, herein.
NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. In addition to the other capitalized terms defined herein, for purposes of this Agreement:
(a)    “AgroFresh Business” means the development and commercialization of pre-harvest and post-harvest products and services for the horticultural market, by means of chemistry and/or modified atmosphere in open or closed storage and transportation chambers at atmospheric pressure, excluding the RipeLocker Business.
(b)    “AgroFresh Confidential Information” means all proprietary, non-public information regarding AgroFresh or the AgroFresh Business, including but not limited to information and knowledge pertaining to current and planned products and services, policies, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, advertising, marketing, distribution and sales methods and actual or anticipated financial results.
(c)    “AgroFresh Developments” means works of authorship, discoveries, improvements, inventions, trade secrets, ideas, designs, technology, processes, techniques, know-how and data (whether or not patentable), made, conceived, reduced to practice or developed by Consultant, either alone or jointly with others (including without limitation, AgroFresh and its Representatives), during the term of this Agreement or within six (6) months of the termination of this Agreement, that relate to the AgroFresh Business. The term AgroFresh Developments includes such developments related to (i) chemicals developed, manufactured or supplied by AgroFresh intended for use in the RipeLocker chamber and (ii) any other chemicals as the parties may mutually agree and set forth on Schedule 3 to this Agreement from time to time, but excludes any other developments related to the RipeLocker Business.

(d)    “Equity Securities” means any and all units or other securities evidencing membership interests in RipeLocker, and any securities of RipeLocker convertible into, or exchangeable or exercisable for, such units or other securities, and warrants or other rights to acquire such units or other securities.
(e)    “Minimum Percentage” means, as of the applicable date of calculation, 1.0% of the Equity Securities outstanding as of such date, excluding for purposes of such calculation (i) any options, units or other equity securities issued as incentive compensation and (ii) any other Equity Securities issued after the date hereof with respect to which the preemptive rights to be provided to RipeLocker’s members (including AgroFresh) pursuant to Section 3.7(c) do not apply.
(f)    “Representatives” means, with respect to a Party, any of its any of their officers, directors, managers, employees, agents or representatives.
(g)    “RipeLocker Business” means the development and commercialization of products and services for the horticultural market involving the manipulation of gases in an atmospheric composition different from that of normal air in a portable container or package, using vacuum technology, either alone or in combination with the use of chemicals or other additives supplied by AgroFresh or a third party (unaffiliated with RipeLocker or Consultant) in the container or package.
(h)    “RipeLocker Confidential Information” means all proprietary, non-public information regarding RipeLocker or the RipeLocker Business, including but not limited to information and knowledge pertaining to current and planned products and services, policies, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, advertising, marketing, distribution and sales methods and actual or anticipated financial results.
(i)    “RipeLocker Developments” means works of authorship, discoveries, improvements, inventions, trade secrets, ideas, designs, technology, processes, techniques, know-how and data (whether or not patentable), made, conceived, reduced to practice or developed by AgroFresh, either alone or jointly with others (including without limitation, RipeLocker, its Representatives and Consultant), during the term of this Agreement or within six (6) months of the termination of this Agreement, that relate to the RipeLocker Business.
(i)    “Threshold Percentage” means, as of the applicable date of calculation, 4.5% of the Equity Securities outstanding as of such date, excluding for purposes of such calculation (i) any options, units or other equity securities issued as incentive compensation and (ii) any other Equity Securities issued after the date hereof with respect to which the preemptive rights to be provided to RipeLocker’s members (including AgroFresh) pursuant to Section 3.7(c) do not apply.
ARTICLE II
SERVICES
2.1    Technical Support Services to Be Provided by AgroFresh. AgroFresh shall provide RipeLocker with technical support, in the form of access to AgroFresh’s research and development personnel for purposes of providing advice and input relating to the RipeLocker Business. AgroFresh will make such personnel available to meet with RipeLocker personnel for such purposes for up to 320 man hours (e.g., the equivalent of 40 full days) during each successive 12-month period during the term of this Agreement, with the dates, locations and agendas for any such meeting to be mutually agreed upon in advance.
2.2    Consulting Services to Be Provided by Consultant. Consultant shall render consulting services to AgroFresh relating to the AgroFresh Business, as set forth on Schedule 1 attached hereto (the “Services”). It is expected that Consultant will provide the Services for approximately four days per month, on average.
2.3    Compensation. Consultant shall be paid a fee of $5,000 per full day for time spent performing the Services under this Agreement (pro-rated for any partial day); provided that for each hour of technical support provided by AgroFresh pursuant to Section 2.1, Consultant will provide one-half hour of Services for no consideration. Except for the credit for Services set forth in the preceding sentence, AgroFresh shall not receive any fees or other compensation for the services to be provided pursuant to Section 2.1. AgroFresh shall also reimburse Consultant for out-of-pocket travel and other expenses Consultant is required to incur in providing the Services, in accordance with AgroFresh’s expense reimbursement policies in effect from time to time. Consultant shall provide AgroFresh with monthly invoices detailing the consulting hours, fees and expense reimbursements which the Consultant believes are due under this Agreement, and shall itemize and provide receipts for expenses upon request. AgroFresh shall provide Consultant with monthly statements detailing the number of hours AgroFresh has devoted to providing services to RipeLocker hereunder. AgroFresh may withhold any withholding taxes required by applicable law from payments hereunder, and pay those withholding taxes to the appropriate taxing authority in the name of Consultant.
ARTICLE III
CERTAIN COVENANTS
3.1    Confidential Information.
(a)    Consultant and RipeLocker shall not, during the term of this Agreement or at any time thereafter, divulge, furnish or make accessible to anyone without AgroFresh’s prior written consent, any AgroFresh Confidential Information, and shall use AgroFresh Confidential Information only for the purposes of carrying out Consultant’s obligations as contained in this Agreement or as otherwise expressly contemplated herein, provided however, AgroFresh agrees that Consultant and RipeLocker shall be entitled to use (at no cost to Consultant or RipeLocker) AgroFresh Confidential Information solely in connection with the RipeLocker Business to the extent not competitive with the AgroFresh Business.
(b)    AgroFresh shall not, during the term of this Agreement or at any time thereafter, divulge, furnish or make accessible to anyone without RipeLocker’s prior written consent, any RipeLocker Confidential Information, and shall use RipeLocker Confidential Information only for the purposes of carrying out the obligations of AgroFresh contained in this Agreement, provided however, RipeLocker agrees that AgroFresh shall be entitled to use (at no cost to AgroFresh),

RipeLocker Confidential Information solely in connection with the AgroFresh Business to the extent not competitive with the RipeLocker Business.
(c)    Notwithstanding anything to the contrary contained in this Agreement, the obligations of confidentiality set forth in this Section 3.1 shall not apply to any information that is (i) publicly available or becomes so in the future without restriction (other than as a result of a breach of this Agreement by the receiving party or any of its respective Representatives), (ii) rightfully received by the receiving party from a third party and not accompanied by confidentiality obligations, (iii) already in the receiving party’s possession and lawfully received from a third party not known by the receiving party to be bound by an obligation of confidentiality to the disclosing party or (iv) required to be disclosed pursuant to applicable law, legal process or the rules or regulations of any applicable stock exchange.
3.2    AgroFresh Developments.
(a)    Consultant will promptly disclose in writing to AgroFresh all AgroFresh Developments, and agrees that all AgroFresh Developments (but excluding, for the avoidance of doubt, any Developments that relate to the RipeLocker Business) shall be the sole property of AgroFresh.
(b)    Consultant agrees to assign and hereby assigns to AgroFresh all title, patents, patent rights, copyrights, trade secret rights and other intellectual or industrial property rights of any sort anywhere in the world to all AgroFresh Developments (collectively, “AgroFresh Rights”). AgroFresh shall be the sole owner of all AgroFresh Rights. Without limiting the generality of the foregoing, Consultant acknowledges and agrees that all such AgroFresh Developments shall be deemed to be “works made for hire” within the meaning of the United States Copyright Act, and the copyright and all other AgroFresh Rights to such AgroFresh Developments shall be owned solely, completely and exclusively by AgroFresh. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “AgroFresh Moral Rights”). To the extent such AgroFresh Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where moral rights exist, Consultant hereby waives such AgroFresh Moral Rights and consents to any action of AgroFresh that would violate such AgroFresh Moral Rights in the absence of such consent. The Consultant will confirm any such waivers and consents from time to time as requested by AgroFresh. Notwithstanding the foregoing provisions of this Section 3.2, AgroFresh hereby grants (and shall execute and deliver to RipeLocker such further agreements or other documents as RipeLocker may deem reasonably necessary from time to time to evidence such grant) RipeLocker a perpetual, worldwide, royalty-free, non-exclusive sublicensable right and license to exploit and exercise all AgroFresh Developments and AgroFresh Rights thereto (including any modifications, improvements and derivatives thereof), solely in connection with the RipeLocker Business.
(c)    Consultant agrees to perform, during and after the term of this Agreement, at AgroFresh’s expense, all acts deemed necessary or desirable by AgroFresh to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing AgroFresh Rights and/

or Consultant’s assignment with respect to any AgroFresh Developments that are owned by AgroFresh pursuant to Section 3.2 hereof, in any and all countries.
3.3    RipeLocker Developments.
(a)    AgroFresh will promptly disclose in writing to RipeLocker and Consultant, all RipeLocker Developments, and agrees that all RipeLocker Developments (but excluding, for the avoidance of doubt, any Developments that relate to the AgroFresh Business) shall be the sole property of RipeLocker.
(b)    AgroFresh agrees to assign and hereby assigns to RipeLocker all title, patents, patent rights, copyrights, trade secret rights and other intellectual or industrial property rights of any sort anywhere in the world to all RipeLocker Developments (collectively, “RipeLocker Rights”). RipeLocker shall be the sole owner of all RipeLocker Rights. Without limiting the generality of the foregoing, AgroFresh acknowledges and agrees that all such RipeLocker Developments shall be deemed to be “works made for hire” within the meaning of the United States Copyright Act, and the copyright and all other RipeLocker Rights to such RipeLocker Developments shall be owned solely, completely and exclusively by RipeLocker. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “RipeLocker Moral Rights”). To the extent such RipeLocker Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where moral rights exist, AgroFresh hereby waives such RipeLocker Moral Rights and consents to any action of RipeLocker that would violate such RipeLocker Moral Rights in the absence of such consent. AgroFresh will confirm any such waivers and consents from time to time as requested by RipeLocker. Notwithstanding the foregoing provisions of this Section 3.3, RipeLocker hereby grants (and shall execute and deliver to AgroFresh such further agreements or other documents as AgroFresh may deem reasonably necessary from time to time to evidence such grant) AgroFresh a perpetual, worldwide, royalty-free, non-exclusive sublicensable right and license to exploit and exercise all RipeLocker Developments and RipeLocker Rights thereto (including any modifications, improvements and derivatives thereof), solely in connection with the AgroFresh Business.
(c)    AgroFresh agrees to perform, during and after the term of this Agreement, at RipeLocker’s expense, all acts deemed necessary or desirable by RipeLocker to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing RipeLocker Rights and/or AgroFresh’s assignment with respect to any RipeLocker Developments that are owned by RipeLocker pursuant to Section 3.3 hereof, in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.
3.4    Results. If any rights or developments assigned hereunder or any deliverables or results of Consultant’s or AgroFresh’s work under this Agreement (collectively, “Results”) are based on, or incorporate, or are improvements or derivatives of, or cannot be reasonably made, used, reproduced and distributed without using or violating technology or rights owned or licensed by the other party and not assigned hereunder, the parties shall discuss in good faith the licensing of such technology or rights on commercially reasonable terms in support of RipeLocker’s or AgroFresh’s (as the case may be) exercise or exploitation of any Results (including any modifications, improvements and derivatives thereof). Notwithstanding the foregoing or anything to the contrary in this Agreement, and for the avoidance of doubt, the parties hereto acknowledge and agree that (i) RipeLocker shall not acquire any right to license, or any other rights with respect to, any chemicals that are owned, developed, marketed or sold by AgroFresh, and (ii) AgroFresh shall not acquire any right to license or any other rights to develop or commercialize products or services for the horticultural market involving the manipulation of gases in an atmospheric composition different from normal air in a portable container or package either alone or in combination with the use of chemicals or other additives supplied by AgroFresh or a third party (unaffiliated with RipeLocker or Consultant) in the container or package.
3.5    Exclusivity.
(a)    During the term of this Agreement, RipeLocker and Consultant will not, directly or indirectly, alone or as partner, officer, director, employee, consultant, agent, independent contractor or stockholder (other than as provided below) of any company or business, engage in the AgroFresh Business within the United States of America or any other country or territory in the world in which AgroFresh conducts the AgroFresh Business.
(b)    During the term of this Agreement, AgroFresh will not, directly or indirectly, alone or as partner, consultant, agent, independent contractor or stockholder (other than as provided below, and other than its ownership interest in RipeLocker) of any company or business, engage in the RipeLocker Business within the United States of America or any other country or territory in the world in which RipeLocker conducts the RipeLocker Business.
(c)    Notwithstanding the foregoing, no party shall be prohibited during the term of this Agreement from acting as a passive investor where he or it owns not more than 3% of the issued and outstanding capital stock of any publicly-held company.
3.6    Non-Solicitation.
(a)    During the term of this Agreement and for a period of one year thereafter, Consultant and RipeLocker shall not, directly or indirectly, alone or as partner, officer, director, employee, consultant, agent, independent contractor or stockholder, without the prior written consent of AgroFresh, recruit, hire or solicit any employee or contractor, or any former employee or contractor, of AgroFresh; provided, however, that (i) Consultant and RipeLocker shall not be restricted in any manner from conducting general solicitations or advertisements not directed specifically at employees or contractors of AgroFresh, and (ii) the foregoing restrictions shall not apply with respect to any former employee or contractor of AgroFresh after six months have elapsed from the termination of his or her employment or other engagement with AgroFresh.
(b)    During the term of this Agreement and for a period of one year thereafter, AgroFresh shall not, directly or indirectly, without the prior written consent of RipeLocker, recruit, hire or solicit any employee or contractor, or any former employee or contractor, of RipeLocker; provided, however, that (i) AgroFresh shall not be restricted in any manner from conducting general solicitations or advertisements not directed specifically at employees or contractors of RipeLocker, and (ii) the foregoing restrictions shall not apply with respect to any former employee or contractor of RipeLocker after six months have elapsed from the termination of his or her employment or other engagement with RipeLocker.
3.7    Covenants Relating to RipeLocker.
(a)    RipeLocker and Consultant agree that, until the later of the termination of this Agreement or such time as AgroFresh no longer owns more than the Threshold Percentage, AgroFresh shall have a right of first offer if (i) RipeLocker proposes to enter into any distribution arrangement with respect to any of its products or services; or (ii) RipeLocker or Consultant proposes to sell a material portion or all of its business or assets or if Consultant proposes to sell any membership interests or other Equity Securities in RipeLocker owned (directly or indirectly) by Consultant. In any such event, RipeLocker or Consultant, as applicable, shall give written notice to AgroFresh stating its bona fide intention to effect the applicable transaction. If AgroFresh notifies RipeLocker or Consultant, as applicable, within 10 business days of receipt of such notice that it wishes to engage in discussions regarding a potential agreement between AgroFresh and RipeLocker or Consultant, as applicable, with respect to such proposed transaction, then RipeLocker or Consultant, as applicable, shall negotiate in good faith and on an exclusive basis with AgroFresh regarding mutually agreeable terms with respect to such an agreement. If AgroFresh does not so notify RipeLocker or Consultant, as applicable, during such 10- business day period, or if it does so notify RipeLocker or Consultant, as applicable, but AgroFresh and RipeLocker or Consultant, as applicable, are unable to reach agreement as to the terms thereof within 30 days thereafter, then RipeLocker or Consultant, as applicable, shall have the right to pursue the applicable transaction with any third party.
(b)    RipeLocker agrees that, until the later of the termination of this Agreement or such time as AgroFresh no longer owns more than the Minimum Percentage, (i) RipeLocker will not enter into any distribution agreement or similar arrangement with respect to any of its products or services with, or otherwise grant any distribution rights to, any person or entity that is listed on Schedule 2 attached hereto; (ii) AgroFresh shall be the exclusive supplier of any chemicals to be used in connection with the RipeLocker Business (and RipeLocker shall not acquire, or supply or recommend to RipeLocker’s customers, chemicals provided by any other person or entity), provided that AgroFresh offers such chemicals for sale on commercially reasonable terms; and (iii) RipeLocker shall not test any new chemicals which are then being offered by AgroFresh in connection with its products or services for potential use in connection with the RipeLocker Business, unless RipeLocker has provided AgroFresh an opportunity to provide such chemicals for testing purposes.
(c)    The effectiveness of this Agreement shall be subject to and conditioned on amendment of the Limited Liability Company Agreement of RipeLocker to provide (i) RipeLocker’s members (including AgroFresh) with customary preemptive rights to purchase new Equity Securities (subject to customary exceptions), and (ii) that for so long as AgroFresh owns more than the Threshold Percentage, AgroFresh shall have a right of over-allotment such that if any other holder of Equity Securities of RipeLocker having preemptive rights with respect to a proposed issuance of Equity Securities fails to exercise such rights (each, a “Non-Exercising Member”), RipeLocker shall promptly notify AgroFresh thereof in writing (which notice shall include the number of the Equity Securities which the Non-Exercising Member had the right to purchase), and provided that AgroFresh is exercising its right to purchase its share of new Equity Securities offered by RipeLocker, AgroFresh may purchase such Non-Exercising Member’s allotment by giving written notice to RipeLocker within five business days of receipt of such notice.
(d)    RipeLocker shall, on or promptly after the date hereof, provide written notice to Janssen Preservation and Material Protection (“Janssen”), in form and substance reasonably satisfactory to AgroFresh, confirming that the letter of intent previously entered into between RipeLocker and Janssen is of no force or effect, and that Janssen has no distribution or other rights with respect to RipeLocker or any of its products or services.
3.8    Provisions Necessary and Reasonable; Remedies. Each party hereto acknowledges and agrees that (a) the provisions of Sections 3.1 through 3.7 hereof are necessary and reasonable to protect the parties’ respective trade secrets, existing and prospective business relationships, goodwill and other legitimate business interests; and (b) in the event of any breach of any of the covenants set forth herein, the non-breaching party would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, the parties hereto agree that in the event of a breach or threatened breach of any of the provisions of Sections 3.1 through 3.7 of this Agreement, in addition to such other remedies as the non-breaching party may have at law, without posting any bond or security, the non-breaching party shall be entitled to seek and obtain injunctive relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which may then be available. The seeking of such injunction or order shall not affect the non-breaching party’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.
ARTICLE IV
TERM AND TERMINATION
4.1    Term. The initial term of this Agreement shall begin on the Effective Date and shall end on the first anniversary thereof. Thereafter, the term of this Agreement shall automatically be extended for successive one-year periods, unless Consultant, RipeLocker or AgroFresh notifies the others in writing, not less than 30 days prior to the end of the initial term or then then-current annual renewal period, as applicable, of its intent to not extend the term beyond the then-current period.
4.2    Early Termination. Notwithstanding anything to the contrary herein, (a)  AgroFresh, RipeLocker or Consultant may terminate this Agreement without cause or for any reason upon 180 days’ prior written notice to the other; (b) AgroFresh may terminate this Agreement upon written notice to Consultant and RipeLocker in the event of any breach of this Agreement by Consultant or RipeLocker that remains uncured for 20 or more days after AgroFresh provides written notice of such breach to the breaching party; (c) Consultant or RipeLocker may terminate this Agreement upon written notice to AgroFresh in the event of any breach of this Agreement by AgroFresh that remains uncured for 20 or more days after Consultant or RipeLocker provides written notice of such breach to AgroFresh.

4.3    Survival after Termination. Neither the termination nor expiration of the Term shall release or operate to discharge any Party from any liability or obligation that may have accrued prior to such termination or expiration. In addition, the provisions of Articles III, V and VI, and of this Section 4.3 and Sections 4.4 and 4.5 of this Agreement, shall survive the expiration or termination, for any reason, of this Agreement.
4.4    Return of Property by Consultant and RipeLocker. Upon the expiration or termination, for any reason, of this Agreement, except as provided in Sections 3.1 and 3.2 (provided that any of Consultant’s and RipeLocker’s rights under Sections 3.1 and 3.2 shall no longer apply if AgroFresh terminates this Agreement as a result of an intentional material breach of any of Sections 3.1(a), 3.2, 3.5(a) or 3.7(b) by Consultant or RipeLocker), Consultant and RipeLocker agree to end all further use and utilization of, and to immediately return to AgroFresh, all property of AgroFresh including, without limitation, all AgroFresh Confidential Information and any property or equipment furnished by AgroFresh or created or prepared by Consultant in the performance of the Services, either alone or jointly with others, pursuant to the provisions or requirements of this Agreement.
4.5    Return of Property by AgroFresh. Upon the expiration or termination, for any reason, of this Agreement, except as provided in Sections 3.1 and 3.3 (provided that any of AgroFresh’s rights under Sections 3.1 and 3.3 shall no longer apply if Consultant or RipeLocker terminates this Agreement as a result of an intentional material breach of any of Sections 3.1(b), 3.3 or 3.5(b) by AgroFresh), AgroFresh agrees to end all further use and utilization of, and to immediately return to RipeLocker, all property of RipeLocker including, without limitation, all RipeLocker Confidential Information and any property or equipment furnished by RipeLocker or created or prepared by AgroFresh in the provision of services to RipeLocker, either alone or jointly with others, pursuant to the provisions or requirements of this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
5.1    AgroFresh Representations. AgroFresh represents and warrants to Consultant and RipeLocker as follows:
(a)    The execution, delivery and performance of this Agreement by AgroFresh has been duly and validly authorized by all requisite corporate action on the part of AgroFresh. This Agreement has been duly and validly executed and delivered by AgroFresh and, assuming the due execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of AgroFresh, enforceable against AgroFresh in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(b)    Neither the execution and delivery by AgroFresh of this Agreement nor the consummation by AgroFresh of the transactions contemplated hereby will (i) conflict with or violate any provision of the organizational documents of AgroFresh, (ii) require on the part of AgroFresh any notice to or filing with, or any permit, authorization, consent or approval of, any governmental authority or any other third party, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which AgroFresh is a party or by which AgroFresh is bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to AgroFresh.
5.2    Consultant Representations. Consultant represents and warrants to AgroFresh as follows:
(a)    This Agreement has been duly and validly executed and delivered by Consultant and, assuming the due execution and delivery hereof by AgroFresh, constitutes a valid and binding obligation of Consultant, enforceable against Consultant in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(b)    Neither the execution and delivery by Consultant of this Agreement nor the consummation by Consultant of the transactions contemplated hereby will (i) require on the part of Consultant any notice to or filing with, or any permit, authorization, consent or approval of, any governmental authority or any other third party, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Consultant is a party or by which Consultant is bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Consultant.
5.3    Representations of RipeLocker. RipeLocker represents and warrants to AgroFresh as follows:
(a)    The execution, delivery and performance of this Agreement by RipeLocker has been duly and validly authorized by all requisite limited liability company action on the part of RipeLocker. This Agreement has been duly and validly executed and delivered by RipeLocker and, assuming the due execution and delivery hereof by AgroFresh, constitutes a valid and binding obligation of RipeLocker, enforceable against RipeLocker in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(b)    Neither the execution and delivery by RipeLocker of this Agreement nor the consummation by RipeLocker of the transactions contemplated hereby will (i) conflict with or violate any provision of the organizational documents of RipeLocker, (ii) require on the part of RipeLocker any notice to or filing with, or any permit, authorization, consent or approval of, any governmental authority or any other third party, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Consultant is a party or by which

RipeLocker is bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to RipeLocker.
(c)    RipeLocker owns or has the right to use all patents and other intellectual property needed or currently used by RipeLocker in the operation of the business, including, without limitation, the patents referred to in the Offering Memorandum (as such term is defined in the Subscription Agreement), and RipeLocker hereby acknowledges that AgroFresh is relying on this representation and warranty in making its investment in RipeLocker and executing the Subscription Agreement.
ARTICLE VI
MISCELLANEOUS PROVISIONS
6.1    Notices. Unless otherwise explicitly set forth herein, any notice required or permitted to be given hereunder shall be in writing and shall be delivered (a) personally by hand, (b) by reputable overnight courier, signature required, (c) by certified or registered United States mail, return receipt requested, (d) by electronic mail or (e) by facsimile transmission with written confirmation thereof, to the addresses or facsimile numbers of each Party set forth below or to such other address or addresses as shall be designated in writing in the same manner:

If to AgroFresh:	AgroFresh Solutions, Inc.
510-530 Walnut Street
13th Floor / Suite 1350
Philadelphia, PA 19106
Attention: General Counsel
Email: termi@agrofresh.com
Facsimile No.: 215-922-2697

If to Consultant:	George Lobisser
900 Winslow Way East, Suite 130
Bainbridge Island, WA 98110
Email: george@ripelocker.com
Facsimile No.:

If to RipeLocker:	RipeLocker LLC
c/o George Lobisser
16304 Euclid Avenue NE
Bainbridge Island, WA 98110
Email: george@ripelocker.com
Facsimile No.:
All notices shall be deemed given (i) if delivered personally to the physical address(es) as provided in this Section 5.1, upon delivery, (ii) if delivered by electronic mail or facsimile transmission to the email address(es) or facsimile number(s) as provided in this Section 5.1, upon transmission (in the case of facsimile transmission, as evidenced by written confirmation thereof), and (iii) if delivered by overnight courier to the address(es) as provided in this Section 5.1, on the first business day following the date sent.
6.2    Assignment. Neither AgroFresh, on the one hand, nor Consultant or RipeLocker, on the other hand, may assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; except that AgroFresh may assign its rights and obligations hereunder to an affiliate without the prior consent of Consultant or RipeLocker.
6.3    Non-Waiver. Any failure on the part of a Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.
6.4    Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
6.5    Entire Agreement. This Agreement and the Subscription Agreement contain the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersedes all previous and contemporaneous verbal and written agreements, representations and warrantees with respect to such subject matter. This Agreement (or any provision or term hereof) may be released, waived, changed or supplemented only by a written agreement signed by an officer or other authorized representative of the party against whom enforcement of any release, waiver, change or supplement is sought.
6.6    Relationship of the Parties. In making and performing this Agreement, the parties hereto are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between AgroFresh, on the one hand, and Consultant or RipeLocker, on the other hand. No party hereto shall be liable for the act of any other party unless such act is expressly authorized in writing by such other party.
6.7    Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, in which case the instruments so executed and delivered shall be binding and effective for all purposes, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
6.8    Partial Invalidity. If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, then: (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken; (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and (c) the remaining provisions of this Agreement will remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.
AGROFRESH SOLUTIONS, INC.
By: /s/ Jordi Ferre
Jordi Ferre
Chief Executive Officer
RIPELOCKER LLC
By: /s/ George Lobisser
Name: George Lobisser
Title: Managing Member
CONSULTANT:
/s/ George Lobisser
George Lobisser

SCHEDULE 1
SERVICES
Consultant will provide such services relating to the AgroFresh Business as may be reasonably requested by AgroFresh from time to time, including, without limitation:
Development of a competitive strategy for AgroFresh;
Assistance with the expansion of 1-MCP into other crops;
Assistance with development of AgroFresh’s pricing plans;
Development of new products;
Development and maintenance of customer relationships;
Assistance with presentations, conferences and the like;
Providing assistance to AgroFresh’s Chief Executive Officer to help educate such person with respect to the post-harvest market.

SCHEDULE 2
PROSCRIBED BUSINESSES

Janssen
Pace International
Wassington
Chemirol
Fitomag
Ecoplants
AgroBest
Lytone
Decco
Nufarm
MirTech
YYY
Xian Nuo
Lvnuo Fresh

SCHEDULE 3
OTHER CHEMICALS